Exhibit 10.8

Software Maintenance Agreement

Qpo Co., Ltd. (hereinafter referred to as “Party A”) and ADVASA Co., Ltd. (hereinafter referred to as “Party B”) hereby enter into the following software maintenance agreement (hereinafter referred to as “this Agreement”) today.

Article 1

Party A entrusted Party B with maintenance work (hereinafter referred to as the “Business”) for Party A’s exchange system (hereinafter referred to as the “Software”), and Party B accepted the Business.

2. The specific content of this work will be determined through consultation between Party A and Party B.

Article 2

The validity period of this Agreement shall be two years from April 1, 2024 to March 31, 2026.

Article 3

The price and payment method for this work will be determined through consultation between Party A and Party B.

Article 4

If Party B violates this Agreement and causes damage to Party A (including, but not limited to, damage to software used by Party A (including, but not limited to, this Software) or the computer itself during the performance of the Work), Party B will be liable to compensate Party A for said damage. However, this does not apply if said damage is caused by instructions given by Party A or by force majeure such as an unforeseeable natural disaster.

Article 5

Party B shall not leak or disclose to any third party any information about Party A that it learns in connection with this Agreement, nor shall it be used for any purpose other than the business in question.

Article 6

Party A and Party B may terminate this Agreement by giving the other party three months’ notice.

2. Notwithstanding the provisions of the preceding paragraph, Party B may terminate this Agreement without any notice or demand if Party A falls under any of the following circumstances:

(1) When payment has not been made three or more times in a row

(2) When a third party files a petition for provisional attachment, disposition for delinquent taxes, compulsory execution, auction, etc.

(3) If the provisions of this Agreement are violated and the violation is not corrected even after a reasonable period of notice has been given.

3 Notwithstanding the provisions of paragraph 1, Party A may terminate this Agreement without any notice or demand if Party B falls under any of the following circumstances:

(1) When the person neglects the business

(2) When a third party files a petition for provisional attachment, disposition for delinquent taxes, compulsory execution, auction, etc.

(3) If the provisions of this Agreement are violated and the violation is not corrected even after a reasonable period of notice has been given.

4. Termination under Paragraphs 2 and 3 shall not preclude claims for damages from the other party.

Article 7

Party A and Party B shall separately negotiate and seek to resolve any matters not specified in this Agreement.

Article 8

Any dispute arising from this Agreement shall be subject to the exclusive jurisdiction of the Tokyo Summary Court or the Tokyo District Court, depending on the amount of the claim.

As evidence of the above, two copies of this Agreement or an electromagnetic record of this document will be prepared and each party will sign and seal or sign and seal or electronically sign, and keep them for future reference.

April 1, 2020

Instep

Address: 5th floor, Ichibancho West Building, 10-8 Ichibancho, Chiyoda-ku, Tokyo

Company name: Qpo Co., Ltd.

Representative Director Hirokazu Watanabe

Otsu

Address: Akasaka K Tower 4th floor, 1-2-7 Motoakasaka, Minato-ku, Tokyo

Company name: ADVASA Co., Ltd.

Representative Director Tomomitsu Kosugi